UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

Climb Bio, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT

2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, June 4, 2025

Climb Bio, Inc. (the “Company”) is filing this supplement on May 23, 2025 to update the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 25, 2025 (the “Proxy Statement”), and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Company’s board of directors (the “Board”) for its annual meeting of stockholders to be held on June 4, 2025, or any adjournment or postponement thereof (the “Annual Meeting”).

The Company urges you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.

Departure of Chief Operating Officer

On May 23, 2025, the Company and Brett Kaplan, M.D., its Chief Operating Officer and principal financial officer, mutually agreed that Dr. Kaplan would separate from the Company, effective May 23, 2025 (the “Separation Date”).

In addition, on the Separation Date, the Company entered into a Separation and Release of Claims Agreement (the “Separation Agreement”) with Dr. Kaplan, governing the terms of his separation from the Company. Pursuant to the Separation Agreement and subject to Dr. Kaplan’s execution and non-revocation of an additional release of claims in favor of the Company and its affiliates, Dr. Kaplan is entitled to: (1) a lump sum cash payment equal to three months of his base salary and (2) payments for the continuation of his health coverage under COBRA for a period of up to three months from the Separation Date. The Separation Agreement also provides for, among other things, non-disclosure, non-disparagement and cooperation obligations applicable to Dr. Kaplan and a reaffirmation of Dr. Kaplan’s obligations under the employee confidential information, inventions assignment, non-competition and non-solicitation agreement he previously entered into with the Company.

A copy of the Separation Agreement has been filed as Exhibit 10.1 to a Current Report on Form 8-K filed by the Company with the SEC on May 23, 2025.

Appointment of Interim Principal Financial Officer

On the Separation Date, the Board appointed Aoife Brennan as the Company’s interim principal financial officer, effective as of May 24, 2025.

There were no changes to Dr. Brennan’s compensatory plans or arrangements in connection with her appointment as interim principal financial officer.